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Exhibit 10.9

AMENDMENT NO. 1 TO CONTENT AGREEMENT

        THIS AMENDMENT No. 1 ("Amendment") is made and effective as of March 1, 2004 (the "Effective Date") pursuant to Section 9.4 of the Content Agreement dated as of November 1, 2002 (the "Agreement") between HCA—Information Technology & Services, Inc., a Tennessee corporation with an address of 2555 Park Plaza, Nashville, TN 37203 ("Licensee") and HealthGate Data Corp., a Delaware corporation with an address of 25 Corporate Drive, Burlington, MA 01803 ("HealthGate").

        Licensee and HealthGate hereby agree as follows:

  1.
  Section 1 of the Agreement is hereby amended to add the following:

  1.17
  "Article" shall mean articles written by HealthGate and licensed to Licensee for incorporation into Newsletters distributed by Licensee to its end users using the HealthGateWay Tool.

  1.18
  "HealthGateWay Tool" shall mean the software licensed to Licensee hereunder for use by Licensee in distributing Newsletters incorporating Articles.

  1.19
  "Newsletters" shall mean electronic newsletters distributed by Licensee to its end users.

  2.
  Section 1.2 of the Agreement is hereby amended to read as follows:

  1.2
  "Authorized Users" shall mean (i) Licensee, (ii) Affiliates, (iii) any Participant, or (iv) any person who has access to the Licensed Content through the Licensee's website or the Newsletters under this Agreement.

  3.
  Section 2 of the Agreement is hereby amended to add the following:

          2.6    Articles.

            (a)   HealthGate shall develop, host and maintain Articles that will contain the Licensed Content. The Licensee will be provided access to the Articles in the manner set forth on Schedule A-1 attached hereto.

            (b)   The Articles shall be accessed by up to fifty (50) user accounts within Licensee ("User Accounts") for incorporation into Newsletters using the HealthGateWay Tool. Licensee will have the sole responsibility to design, create, edit, manage, review, update and maintain its Newsletters that will include the Articles and the Licensed Content. Distribution by more than fifty (50) User Accounts shall result in the imposition of the additional charges set forth in Schedule B.

            (c)   Subject to the terms and conditions of this Agreement, HealthGate hereby grants to Licensee a non-exclusive, non-transferable license to publicly perform and display the Articles in issues of its Newsletters and allow Authorized Users to access the Articles in issues of its Newsletters.

            (d)   Licensee agrees to display all disclaimer and warranty information that is associated with the Articles, including without limitation a disclaimer to the effect that in no event shall HealthGate, or any of its agents, employees, representatives or affiliates be in any respect legally liable to any User in connection with any Articles and that HealthGate makes no warranty or guaranty as to the accuracy, completeness, correctness, timeliness, or usefulness of any Articles.

            (e)   Licensee agrees to display each Article in its entirety.

            (f)    Each User Account shall distribute Articles through its Newsletters to not more than ten thousand (10,000) e-mail addresses per month. Distribution to more than ten thousand

    (10,000) e-mail addresses by any User Account in any month shall result in the imposition of the additional charges set forth in Schedule B.

  4.
  Section 6.1 of the Agreement is hereby amended to add the following:

  6.1.1
  Notwithstanding anything in this Agreement to the contrary, and unless otherwise terminated as provided hereunder, Sections 1.2, 1.17, 1.18, 1.19, 2.6 and 5.1 shall expire on March 1, 2005 and each other provision of this Agreement shall survive until March 1, 2005 solely with respect to Newsletters and to the extent necessary to carry out the provisions of Sections 2.6 and 5.1.

  5.
  Section 9.5 of the Agreement is hereby amended to change HealthGate's contact information to the following:

  Veronica Zsolcsak
  Chief Financial Officer
  HealthGate Data Corp
  25 Corporate Drive
  Burlington, MA 01803
  veronicaz@healthgate.com
  781.685.4016—voice
  781.685.4140—fax

  6.
  Schedule A of the Agreement is hereby amended to add Newsletters, Articles and HealthGateWay Tool to the Licensed Content.

  7.
  The Schedule A-1 attached to this Amendment will be attached to and made a part of the Agreement and all references to Schedule A-1 will mean the Schedule A-1 attached to this Amendment.

  8.
  Schedule B of the Agreement is hereby amended to add the following:

      Licensee shall pay HealthGate an annual fee of sixty-five thousand dollars ($65,000) for the Newsletters under the terms of this Agreement on or before March 31, 2004. If any User Account distributes Articles through its Newsletters to more than ten thousand (10,000) e-mail addresses in any month, HealthGate will invoice Licensee a charge of $20 per 1,000 additional e-mail addresses. HealthGate will invoice the Licensee a charge of $600 for each User Account in excess of fifty (50) User Accounts. Payment of invoices for these charges is due to HealthGate within 30 days of the invoice date.

  9.
  Except as otherwise expressly provided herein, all of the terms and conditions of the Agreement will remain in full force and effect.

        IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Amendment No. 1 under seal as of and effective the date first written above:

HealthGate Data Corp.		HCA—Information Technology & Services, Inc.
By:	/s/ Veronica Zsolcsak	By:	/s/ Timothy Portale
Name:	Veronica Zsolcsak	Name:	Timothy Portale
Title:	Chief Financial Officer	Title:	Chief Financial Officer
Address:	25 Corporate Drive Burlington, Massachusetts 01803	Address:
email:	veronicaz@healthgate.com	email:
Phone:	781.685.4016	Phone:
Fax:	781.685.4040	Fax:

2

SCHEDULE A-1: Newsletters

1.
On the first day of each calendar month, HealthGate makes available to customer a total of 15 articles to choose from in The HealthGateWay newsletter product by posting such Articles in The Content Selector Interface (CSI) of the product.

2.
The Content Selector Interface (CSI) in The HealthGateWay newsletter tool lists the TITLE of each article.

3.
12 of the 15 monthly newsletter articles are current magazine-style features covering a variety of topics selected from HealthGate's monthly editorial calendar, all with a "last review" date within the previous month.

4.
The other 3 of the 15 monthly newsletter articles comprise a "topic of the month" based on either a seasonal health issue, a National Health Observance, or important breaking medical news. The "topic of the month" is made up of 1 Conditions InBrief fact sheet article, plus 2 other relevant articles from the HealthGate content repository. All 3 articles would have a "last review" date within the previous year. Users of the newsletter tool are advised to incorporate all 3 articles as a set if they choose to include the topic of month in their newsletter.

5.
Users may choose any or all of the 15 monthly Articles for issues of their own Newsletter. At the beginning of the subsequent month, 15 new Articles would be available as a new set to replace the current set.

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AMENDMENT NO. 1 TO CONTENT AGREEMENT
SCHEDULE A-1: Newsletters